Exhibit 1.1

Idaho Power Company
First Mortgage Bonds,
Secured Medium-Term Notes, Series H

TERMS AGREEMENT

November 17, 2009

Idaho Power Company
1221 W. Idaho St.
Boise, Idaho 83702-5627

Attention: Mr. Steven R. Keen

Subject in all respects to the terms and conditions of the Selling Agency Agreement (the “Agreement”), dated April 3, 2008, between each of Banc of America Securities LLC, BNY Capital Markets, Inc., J.P. Morgan Securities Inc., KeyBanc Capital Markets Inc., Lazard Capital Markets LLC, Piper Jaffray & Co., RBC Capital Markets Corporation, SunTrust Robinson Humphrey, Inc., Wachovia Capital Markets LLC, Wedbush Morgan Securities Inc. and Wells Fargo Securities, LLC and you, each of the undersigned agrees, severally and not jointly, to purchase the respective principal amount of 4.50% First Mortgage Bonds due 2020 (the “Notes”) of Idaho Power Company set forth opposite its name below having the terms indicated below:

Name	Principal Amount of Notes

Wells Fargo Securities, LLC	$35,750,000

Banc of America Securities LLC	32,500,000

J.P. Morgan Securities Inc.	32,500,000

KeyBanc Capital Markets Inc.	9,750,000

Wedbush Morgan Securities Inc.	6,500,000

RBC Capital Markets Corporation	6,500,000

SunTrust Robinson Humphrey, Inc.	6,500,000

Total	$130,000,000

Identification of Notes:	The Notes shall be designated 4.50% First Mortgage Bonds due 2020

Aggregate Principal Amount:	$130,000,000

Issue Date:	November 20, 2009

Original Interest Accrual Date:	November 20, 2009

Interest Rate:	4.50%

Maturity Date:	March 1, 2020

Interest Payment Dates:	March 1 and September 1, commencing March 1, 2010

Regular Record Dates:	February 15 and August 15

Discount or Commission:	0.625% of Principal Amount

Purchase Price (Price to be paid to Idaho Power Company after discount or commission):	99.194% of Principal Amount

Price to Public:	99.819%

Purchase Date (Closing Date) and Time:	November 20, 2009 at 10 a.m. Eastern Standard Time

Applicable Time:	November 17, 2009 at 1:45 p.m. Eastern Standard Time

Place for Delivery of Notes and Payment Therefor:	Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York

Method of Payment:	Wire transfer of immediately available funds

Redemption Provisions, if any:	See “Optional Redemption” below.

Pricing Disclosure Package:	See Annex I and Annex II

Modification, if any, in the requirements to deliver the documents specified in Section 6(b) of the Agreement:	The undersigned shall have received the documents specified in Section 6(b)(i), (ii), (iii) and (iv) of the Agreement, each dated as of the Closing Date.

Period during which additional Notes may not be sold pursuant to Section 4(l) of the Agreement:	30 days

Syndicate Provisions

If any one or more of the undersigned shall fail to purchase and pay for any of the Notes agreed to be purchased by it hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Terms Agreement, the remaining of the undersigned shall be obligated severally to take up and pay for (in the respective proportions which the amounts of Notes set forth opposite its or their name above bears to the aggregate amount of Notes set forth opposite the names of all the remaining undersigned above) the Notes which the defaulting undersigned agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Notes which it or they agreed but failed to purchase shall exceed 30% of the aggregate amount of Notes, the remaining of the undersigned shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Notes, and if they do not purchase any of the Notes within 36 hours after such default, the Company shall be entitled to a further period of 36 hours within which to procure another party or other parties reasonably satisfactory to Wells Fargo Securities, LLC to purchase the Notes.  If the Company fails to procure another party to purchase the Notes within such period, this Terms Agreement will terminate without liability to any nondefaulting undersigned except as provided in Section 9 of the Agreement.  In the event of any default as described herein, the Closing Date shall be postponed for such period, not exceeding five (5) business days, as Wells Fargo Securities, LLC shall determine in order that the required changes in the pricing supplement or in any other documents or arrangements may be effected.  Nothing contained in this Terms Agreement shall relieve any of the undersigned that shall default of any liability for damages occasioned by such default.

Optional Redemption

The Company may, at its option, redeem the Notes, in whole at any time, or in part from time to time, prior to the maturity date, at a redemption price equal to the greater of:

•                                        100% of the principal amount of the Notes to be redeemed and

•                                        as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal on the Notes to be redeemed and interest thereon (not including any portion of payments of interest accrued as of the date fixed for redemption), discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 20 basis points, plus in either case interest accrued and unpaid on the principal amount of the Notes to be redeemed to the date fixed for redemption.  The Company will mail notice of any redemption at least 30 days before the date fixed for redemption to each holder of the Notes to be redeemed.

“Treasury Rate” means, with respect to any date fixed for redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury

Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any date fixed for redemption,

(1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or

(2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such date, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all the quotations received.

“Independent Investment Banker” means any one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the date fixed for redemption.

“Reference Treasury Dealer” means (1) each of Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company will substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by the Company.

This Terms Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Capitalized terms used in this Terms Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

This Terms Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed an original, but all such respective counterparts shall together constitute one and the same instrument.

WELLS FARGO SECURITIES, LLC		WEDBUSH MORGAN SECURITIES INC.

By:	/s/ Carolyn C. Hurley	By:	/s/ Michael Gardner
Name:	Carolyn C. Hurley	Name:	Michael Gardner, CFA
Title:	Vice President	Title:	Executive Vice President

BANC OF AMERICA SECURITIES LLC		RBC CAPITAL MARKETS CORPORATION

By:	/s/ Karl F. Schlopy	By:	/s/ Amery B. Dunn
Name:	Karl F. Schlopy	Name:	Amery B. Dunn
Title:	Managing Director	Title:	Managing Director

J.P. MORGAN SECURITIES INC.		SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Robert Bottamedi	By:	/s/ Christopher S. Grumboski
Name:	Robert Bottamedi	Name:	Christopher S. Grumboski
Title:	Vice President	Title:	Director

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Gary Andrews
Name:	Gary Andrews
Title:	Director

Accepted:

IDAHO POWER COMPANY

By:	/s/ Steven R. Keen
Name:	Steven R. Keen
Title:	Vice President and Treasurer

ANNEX I

Documents included in the Pricing Disclosure Package

1.                                    Prospectus, dated December 18, 2007, for $350,000,000 Idaho Power Company First Mortgage Bonds and Debt Securities.

2.                                    Prospectus Supplement, dated April 3, 2008, for $350,000,000 Principal Amount of First Mortgage Bonds, Secured Medium-Term Notes, Series H, of Idaho Power Company including all documents incorporated therein as of the Applicable Time.

3.         Final Term Sheet in the form attached to this Terms Agreement as Annex II.

ANNEX II

November 17, 2009

Final Term Sheet

4.50% Secured Medium-Term Notes, Series H due 2020

IDAHO POWER COMPANY

Secured Medium-Term Notes, Series H

Issuer: Idaho Power Company	Interest Payment Dates: March 1 and September 1, commencing March 1, 2010

Trade Date:  November 17, 2009

Original Issue Date/Settlement Date:  November 20, 2009, which is the third business day following the Trade Date.

Principal Amount:  $130,000,000

Price to Public:  99.819% of Principal Amount, plus accrued interest from the Original Issue Date

Purchasers’ Discount:  0.625%

Proceeds to the Company:  99.194%

Interest Rate:  4.50% per annum

Redemption:  As specified in Pricing Supplement No. 3 dated November 17, 2009.  Make Whole to be determined at a discount rate equal to the Treasury Rate plus 20 basis points.

Maturity Date:  March 1, 2020

CUSIP:  45138LAW3

Purchasers:

Wells Fargo Securities, LLC ($35,750,000)

Banc of America Securities LLC ($32,500,000)

J.P. Morgan Securities Inc. ($32,500,000)

KeyBanc Capital Markets Inc. ($9,750,000)

Wedbush Morgan Securities Inc. ($6,500,000)

RBC Capital Markets Corporation ($6,500,000)

SunTrust Robinson Humphrey, Inc. ($6,500,000)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at 1-800-326-5897, Banc of America Securities LLC toll free at 1-800-294-1322 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.